EXHIBIT 10(b)

WELLS FARGO & COMPANY

DIRECTORS STOCK COMPENSATION AND DEFERRAL PLAN

I.	PURPOSE

The purpose of the Wells Fargo & Company Directors Stock Compensation and Deferral Plan is to provide non-employee members of the Board of Directors of the Company with equity compensation and compensation deferral opportunities in consideration for personal services rendered in their capacity as directors of the Company. The Plan is also intended to aid in attracting and retaining individuals of outstanding abilities and skills for service on the Company’s Board of Directors. The Plan supersedes the 1999 Directors Stock Option Plan, the 1999 Directors Formula Stock Award Plan and the 1999 Deferral Plan for Directors (the “Prior Plans”) effective on the date that the Plan is approved by the Company’s stockholders (the “Effective Date”). Options outstanding on the Effective Date and amounts deferred under the Prior Plans before the Effective Date of the Plan shall be assumed by the Plan on such date. The terms of such options and deferrals shall remain the same as applicable thereto under the Prior Plans, unless and until amended under the terms of the Plan.

II.	DEFINITIONS

When used in this Plan, the following capitalized terms shall have the meanings indicated below:

Award Date	The day of the Company’s annual meeting of stockholders in each year, beginning in 2003.

Board	The Board of Directors of the Company.

Cash Compensation	The annual retainer fees and Board and committee meeting fees.

Committee	The Governance and Nominating Committee or any successor committee of the Board; provided, however, that if at the time of any Committee action, any member of such committee does not satisfy the requirements applicable to committee approval contained in regulations of the Securities and Exchange Commission promulgated under Section 16 of the Securities Exchange Act of 1934, and applicable interpretations thereof, any such action must be taken or approved by the Board.

Common Stock	Common Stock of the Company, $1 2/3 par value per share.

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Company	Wells Fargo & Company.

Deferral Participant	Any Non-Employee Director who elects to defer Eligible Compensation under the Plan and has not received full distribution of his or her Deferral Account.

Deferral Election	An irrevocable election to defer receipt of all or a part of Eligible Compensation.

Deferral Year	January 1 through December 31 of the year in which Eligible Compensation is earned.

Deferred Account	An account maintained for each Deferral Participant and divided into a series of sub-accounts, one for each type of Eligible Compensation (i.e. stock or cash) and one for each year Eligible Compensation is deferred, in accordance with Article VI, Section D.

Deferred Cash Account	A sub-account of a Deferral Participant’s Deferred Account, created for each year in which Cash Compensation is deferred into a cash account, containing deferred Cash Compensation and Interest in accordance with Article VI, Section D.

Deferred Stock Account	A sub-account of a Deferral Participant’s Deferred Account created in accordance with Article VI, Section D each year in which Cash Compensation, Formula Stock Awards, Stock Option Gains and/or Retirement Conversion Amount is/are deferred into a stock account, containing deferred shares of Common Stock.

Effective Date	The date that the Plan is approved by the Company’s stockholders.

Eligible Compensation	Eligible compensation includes Cash Compensation, Formula Stock Awards, Stock Option Gains, Retirement Conversion Amounts or any other compensation deemed eligible by the Board as set forth in Article VI, Section B.

Fair Market Value	The New York Stock Exchange-only closing price per share of the Common Stock for the trading day immediately preceding the relevant date, (e.g., option grant date or exercise date, stock award date, etc., as the case may be).

Formula Stock Award	Any Award made pursuant to the Formula Stock Award Program described in Article V of the Plan.

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Interest	The average annual rate for 3-Year Treasury Notes for the immediately preceding calendar year plus 2%

Non-Employee Director	Any member of the Board of Directors of the Company who is not an employee of the Company or of a subsidiary of the Company.

Plan	Wells Fargo & Company Directors Stock Compensation and Deferral Plan.

Plan Administrator	The Company’s Director of Human Resources.

Prior Plans	The Wells Fargo & Company 1999 Directors Stock Option Plan, 1999 Directors Formula Stock Award Plan and 1999 Deferral Plan for Directors.

Retirement Conversion Amount	A dollar amount equal to the accrued benefits under the former Wells Fargo & Company Directors’ Retirement Plan or the Norwest Corporation Retirement Plan for Non-Employee Directors, calculated as if the director’s service on the Board had ended as of November 2, 1998.

Stock Option Gain	The difference between the stock option exercise price and the Fair Market Value of the Common Stock on the exercise date when the option is exercised using the stock swap method.

III.	SHARES AVAILABLE FOR AWARDS

Subject to Article VII, no more than 800,000 shares of Common Stock shall be awarded or made subject to stock options awarded under the Plan; provided, however, that shares subject to options granted hereunder (or assumed hereby) that are cancelled or expire without being fully exercised and shares used to pay the exercise price for options granted hereunder (or assumed hereby) may again be made subject to options granted under this Plan with no effect on the foregoing limit. Shares awarded or made subject to options hereunder may consist, in whole or in part, of authorized but unissued Common Stock or treasury Common Stock not reserved for any other purpose. For purposes of this Article III, options that are assumed from a Prior Plan shall be deemed granted hereunder.

IV.	STOCK OPTION AWARD PROGRAM

A.	Formula Award of Options.

Each Non-Employee Director who is elected or re-elected to the Board of Directors by the stockholders of the Company shall automatically receive an option as of each Award Date to purchase that number of shares of Common Stock with a Fair Market

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Value of $57,000 (or such other greater or lesser dollar amount, not to exceed $150,000, as the Committee shall specify) on such date determined in accordance with the Black-Scholes option pricing model but rounded up to the next whole share. A Non-Employee Director who joins the Board of Directors on any date other than the Award Date shall automatically receive as of such other date an option to purchase Common Stock with the same value determined as of such other date, prorated to reflect the number of months (rounded up to the next whole month) remaining until the next Award Date. The exercise price per share for each stock option granted under this Plan shall be the Fair Market Value of the Common Stock as of the date the option is granted.

B.	Terms of Options.

1.	Exercise Price and Vesting. Each option granted under the Plan shall have an exercise price per share equal to the Fair Market Value as of the grant date of the option. The exercise price shall be payable (i) entirely in cash or (ii) entirely in Common Stock valued at Fair Market Value on the date the option is exercised, in accordance with procedures determined by the Plan Administrator, plus an amount of cash sufficient to avoid the purchase of a fractional share of Common Stock. If the option exercise price is paid using Common Stock, it (i) must have been owned by the optionee for at least six months prior to the date of exercise or purchased by the optionee in the open market; and (ii) must not have been used in a stock swap transaction within the preceding six months. Regardless of how the option exercise price is paid, withholding taxes arising out of the option exercise, if any, may be paid in cash or in Common Stock. To the extent that no violation of Section 16(b) of the Securities Exchange Act of 1934 or any other law would result, the payment of the exercise price of options granted hereunder may also be made by delivering a properly executed exercise notice together with irrevocable instructions to a broker, or some other communication acceptable to the Company, requiring the delivery to the Company of sale or loan proceeds sufficient to pay the option exercise price, together with any related withholding taxes if no other payment for such taxes satisfactory to the Company has been arranged; provided that such exercise shall be conditioned upon, and no shares shall be issued pursuant to such exercise until, receipt of such amount by the Company.

2.	Term and Exercisability. Except as set forth in paragraph 3 below, options granted under the Plan shall become fully exercisable six months after their grant date and shall remain exercisable until the tenth anniversary of their grant date; provided that (i) if a Non-Employee Director dies, all outstanding options previously granted to him or her under this Plan shall become immediately exercisable and remain exercisable until the earlier of (a) the first anniversary of the Non-Employee Director’s death or (b) the tenth anniversary of the option grant date and (ii) if a Non-Employee Director leaves the Board for cause, all outstanding options granted to such Non-Employee Director under this Plan shall immediately terminate and be cancelled as of the date he

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or she ceases to be a director. At any time during which an option granted under the Plan is exercisable, the option may be exercised in whole or in part.

3.	Reload Award. If while serving on the Board, a Non-Employee Director exercises an option granted under Section A of Article IV of the Plan (an “Original Option”) and pays the option exercise price using Common Stock in accordance with the terms of the Plan, the Non-Employee Director shall automatically be granted a “reload” stock option on the date of such exercise. The reload stock option grant shall equal the number of whole shares of Common Stock used in the swap exercise to pay the option exercise price. Subject to the provisions of Section B of Article IV, the reload stock option may be exercised between the date of grant and the date of expiration of the Original Option. No reload stock option shall be granted if the Original Option is exercised after a Non-Employee Director leaves the Board of Directors of the Company for any reason.

4.	Transferability. No option granted under the Plan shall be transferred or assigned other than (i) by will or the laws of descent and distribution, (ii) to the extent required pursuant to a domestic relations order that satisfies the requirements of Rule 16a-12 under the Securities Exchange Act of 1934, or any successor rule, or (iii) by designation of a beneficiary under this paragraph 4. An optionee may, by completing and signing a written beneficiary designation form which is delivered to and accepted by the Company, designate a beneficiary to exercise and receive any outstanding options upon the optionee’s death. If at the time of the optionee’s death there is not a fully effective beneficiary designation form on file, or if the designated beneficiary does not survive the optionee, the legal representative of the optionee’s estate shall have the right to exercise the option. During the lifetime of an optionee, options granted hereunder may be exercised only by the optionee.

5.	Tax Status of Options. All options granted under the Plan shall be non-qualified stock options not entitled to preferential tax treatment under Section 422 of the Internal Revenue Code of 1986, as it may be amended from time to time.

C.	Deferral of Options.

A Non-Employee Director may elect, in accordance with the terms of Article VI of the Plan, to defer receipt of Stock Option Gains realized by exercising stock options granted pursuant to this Article IV of the Plan using the stock swap method.

V.	FORMULA STOCK AWARD PROGRAM

A.	Formula Stock Award.

Commencing with the Award Date, each Non-Employee Director shall automatically receive shares of Common Stock on such date in the amounts (but rounded up to the

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next whole share) set forth in paragraph 1, 2 or 3 below (as applicable and subject to paragraph 4); provided, however, that if a Non-Employee Director has not attended at least one Board meeting as a Non-Employee Director on or before the date on which such award would otherwise be payable, such Non-Employee Director shall instead be eligible to receive the award provided as of the next succeeding date such awards are payable.

1.	Election at Annual Meeting. A Non-Employee Director who has served as a director of the Company for at least the entire month of April in each year and is elected to the Board by the stockholders of the Company at the annual meeting held in such month, or held later within such year, shall receive as of the date of the meeting Common Stock with an aggregate Fair Market Value of $50,000 as of the date of the annual meeting.

2.	After Annual Meeting Through September 30. A Non-Employee Director who first joins the Board after the annual meeting of stockholders in each year but on or before September 30 in such year shall receive as of such September 30 Common Stock with an aggregate Fair Market Value of $50,000 as of September 30th.

3.	October 1 Through March 31. A Non-Employee Director who first joins the Board on or after October 1 in each year but on or before March 31 in the following year shall receive as of the date of the next succeeding annual meeting of stockholders Common Stock with an aggregate Fair Market Value of $25,000 as of such succeeding annual meeting.

4.	Adjustment to Number of Shares. The Committee may increase (by no more than 200%) or decrease the dollar amounts used to determine the number of shares to be granted under paragraphs 1, 2 and 3 above.

B.	Deferral of Awards.

A Non-Employee Director may elect, in accordance with the terms of Article VI of the Plan, to defer receipt of all or a portion of the shares of Common Stock such director has a right to receive under this Article V of the Plan.

C.	Transferability.

No right to receive an award hereunder shall be transferable or assignable other than (i) by will or the laws of descent and distribution, (ii) to the extent required pursuant to a domestic relations order that satisfies the requirements of Rule 16a-12 under the Securities Exchange Act of 1934, or any successor rule, or (iii) by designation of a beneficiary under Article VI of the Plan with respect to shares the receipt of which has been deferred thereunder.

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VI.	DEFERRAL PROGRAM

A.	Participation.

In order to make a deferral under this Article VI, a Non-Employee Director must file a Deferral Election to i) defer receipt of all or a part of Eligible Compensation, ii) designate the year in which distributions will commence, and iii) designate the form of distribution (which may be made in either a lump sum or in up to 10 annual installments). A Deferral Election, once made, will be irrevocable and will apply to the Deferral Year for which it was made. A Non-Employee Director who files such an election shall become a Deferral Participant and shall continue as a Deferral Participant until the date of the last distribution provided in this Article VI.

B.	Compensation Eligible for Deferral.

Forms of compensation eligible for deferral include the following:

1.	Cash Compensation. Non-Employee Directors may elect to defer receipt of all or a portion of their Cash Compensation into either Deferred Cash or Deferred Stock Accounts.

2.	Formula Stock Awards. Non-Employee Directors may elect to defer all or a portion of Formula Stock Awards into Deferred Stock Accounts.

3.	Stock Option Gains. Non-Employee Directors may elect to defer receipt of Stock Option Gains realized by exercising stock options using the stock swap method. Stock Option Gain deferrals will be credited to the Deferred Stock Accounts. Gains realized from any other method of exercising stock options are not eligible for deferral.

4.	Retirement Conversion Amount. Non-Employee Directors were entitled under the Prior Plan to defer the entire Retirement Conversion Amount into a Deferred Stock Account.

5.	Other. Non-Employee Directors may elect to defer any other compensation deemed to be Eligible Compensation by the Board.

C.	Deferral Elections.

1.	Cash Compensation and Formula Stock Award Deferral Elections. Deferral Elections must be filed with the Company before the beginning of the year in which Eligible Compensation is earned. A new Non-Employee Director must file a Deferral Election within thirty days of being notified of eligibility to participate in the Plan in order to defer Eligible Compensation earned in the year he or she is first eligible and such election shall apply only to Eligible Compensation earned after the date such election is filed. New Deferral Elections must be filed for each Deferral Year.

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2.	Stock Option Gains Deferral Election. Deferral Elections may be filed with the Company at any time following the stock option grant date and at least one year before the stock options are exercised. A new Deferral Election must be filed for each stock option grant. The Deferral Election applies to all gains associated with a specific grant even if options are exercised on different dates.

3.	Retirement Conversion Award. A Deferral Election was required under a Prior Plan to be filed no later than June 30, 1999.

4.	Designation of Beneficiary. A Deferral Participant may designate a beneficiary on or after the date he or she files a Deferral Election and may, from time to time, change or revoke his or her beneficiary designation and file a new beneficiary designation with the Company. The designation of beneficiary will apply to all of the Deferral Participant’s Deferred Account balances.

D.	Deferred Accounts.

1.	Maintenance of Accounts. A Deferred Account will be maintained for each Deferral Participant and will be divided into a series of sub-accounts, one for each type of Eligible Compensation (i.e. stock or cash) and one for each year Eligible Compensation is deferred. Each Stock Option Gain that is deferred will be accounted for in a separate sub-account.

2.	Deferred Cash Account. Any Cash Compensation deferred into the Deferred Cash Account will be credited to the account on the date the Cash Compensation would have otherwise been paid.

3.	Deferred Stock Account. Any Cash Compensation, Formula Stock Awards, Stock Option Gains, or Retirement Conversion Amounts that are deferred into the Deferred Stock Account will receive a credit to the Deferred Stock Account on the date the Cash Compensation, Formula Stock Award, Retirement Conversion Amount, or Stock Option Gain would have otherwise been paid or realized. Cash amounts will be converted into shares of Common Stock in the Deferred Stock Account based on the Fair Market Value of the Common Stock as of the day the compensation would have otherwise been paid or realized.

4.	Interest. Deferred Cash Accounts will earn Interest. Interest will be compounded annually and will be credited on the last day of each calendar quarter until all funds in the Deferred Cash Account have been distributed in accordance with Section E of this Article VI.

5.	Dividend Equivalents. Each time a dividend is paid on the Common Stock, a Deferral Participant shall receive a credit to his or her Deferred Stock Account. The amount of the dividend credit shall be equal to the number of shares (rounded to the nearest one-hundredth of a share) determine by

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multiplying the dividend amount per share by the number of shares credited to the Deferral Participant’s Deferred Stock Account as of the record date for the dividend and dividing the product by the Fair Market Value of the Common Stock on the dividend payment date.

6.	Vesting. Each Deferral Participant will, at all times, have a fully vested and non-forfeitable right to all amounts properly credited to his or her Deferred Account.

E.	Distribution of Deferred Accounts.

1.	Distribution from the Deferred Cash Account. A Deferral Participant’s deferred cash sub-accounts will be distributed in cash. Distributions will be made in a lump sum or in up to 10 annual installments, as specified in the Deferral Participant’s Deferral Election, as of: i) March 1 of the first calendar year following termination of the Deferral Participant’s service as a Non-Employee Director, or ii) March 1 of any other year elected by the Deferral Participant which begins at least 12 months following the year in which the deferred compensation would otherwise have been received, or iii) July 1 of the calendar year in which the Deferral Participant’s service as a Non-Employee Director terminates if such termination occurs on or before June 30; provided, however, that if July 1 installments are elected, subsequent annual installments shall be payable as of March 1 of each year thereafter. The amount of each installment distribution will be equal to the total amount of the account divided by the number of installments remaining to be made, including the current installment.

2.	Distribution from the Deferred Stock Account. A Deferral Participant’s deferred stock sub-accounts will be distributed in whole shares of Common Stock. Distributions will be made in a lump sum or in up to 10 annual installments, as specified in the Deferral Participant’s Deferral Election, as of: i) March 1 of the first calendar year following termination of the Deferral Participant’s service as a Non-Employee Director, or ii) March 1 of any other year elected by the Deferral Participant which begins at least 12 months following the year in which the deferred compensation would otherwise have been received, or iii) July 1 of the calendar year in which the Deferral Participant’s service as a Non-Employee Director terminates if such termination occurs on or before June 30; provided, however, that if July 1 installments are elected, subsequent annual installments shall be payable as of March 1 of each year thereafter. The amount of each installment distribution will be equal to the total amount of the account divided by the number of installments remaining to be made, including the current installment, rounded up to the nearest whole share and the whole number of shares so distributed shall be deducted from the total amount of the account. The final distribution will be rounded up to the nearest whole share.

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3.	Death. If a Deferral Participant dies before receiving all distributions to which he or she is entitled under this Article VI of the Plan, all remaining distributions will be made in one lump sum. Such distribution will be made in accordance with the Deferral Participant’s Designation of Beneficiary form. In the absence of a valid designation, or if the designated beneficiary does not survive the Deferral Participant, the distribution will be made to the Deferral Participant’s estate. If any beneficiary dies after becoming entitled to receive Plan distributions, the remaining distribution will be made to the beneficiary’s estate.

4.	Change of Control. At the time of a Deferral Election, a Deferral Participant may also elect to have all amounts deferred pursuant to this Plan become payable immediately if (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of the Company’s outstanding voting securities ordinarily having the right to vote for the election of the directors of the Company, or (ii) individuals who constitute the Board of the Company as of January 1, 1999 (Incumbent Board) cease for any reason to constitute at least two-thirds thereof, provided that any person becoming a director subsequent to said date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board. The value of a Deferral Participant’s Deferred Stock Account, Deferred Formula Stock Award Account and Deferred Stock Option Gain Account for purposes of a distribution under this paragraph 4 shall be the Fair Market Value of the Common Stock for a day selected by the Plan Administrator which occurs not more than seven days prior to the date payment is made to the Deferral Participant pursuant to this paragraph 4.

F.	Unsecured Obligation.

All amounts deferred pursuant to this Plan and credited to a Deferred Account will be unfunded and unsecured and subject to obligations of the Company. Each Deferral Participant’s right will be as an unsecured general creditor of the Company. Except as set forth in Section G of this Article VI, no assets shall be set aside in trust or otherwise hereunder.

G.	Trust Fund.

Shares of Common Stock credited to Deferred Stock Accounts under this Plan may, in the sole discretion of the Company, be held and administered in trust (“Trust Fund”) in accordance with the terms of this Plan. The Trust Fund will be held under a trust agreement between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee, or any duly appointed successor trustee. All Common Stock in the Trust Fund will be held on a commingled basis and will be subject to the claims of general

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creditors of the Company in accordance with the requirements of Revenue Procedure 92-65 or its successor. The Trustee, in its discretion, will vote shares of Common Stock held in any Trust Fund under this Plan.

H.	Transferability.

No right to receive a distribution hereunder shall be transferable or assignable other than (i) by will or the laws of descent and distribution, (ii) to the extent required pursuant to a domestic relations order that satisfies the requirements of Rule 16a-12 under the Securities Exchange Act of 1934, or any successor rule, or (iii) by designation of a beneficiary under paragraph 4 of Section C. of this Article VI.

VII.	ADJUSTMENTS FOR CERTAIN CHANGES IN CAPITALIZATION

If any change is made to the Common Stock subject to the Plan or subject to any outstanding option granted under the Plan or Formula Stock Award (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise), then appropriate adjustments shall be made to (i) the maximum number of shares that may be granted under the Plan or subject to options granted under the Plan, (ii) the number of shares and exercise price per share of Common Stock subject to options then outstanding under the Plan, and (iii) the number of shares credited to any Deferred Stock Account. The grant of options or Formula Stock Awards under the Plan shall not affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets. Any fractional shares resulting from adjustments will be rounded to the nearest whole share.

VIII.	ADMINISTRATION

The Plan Administrator’s responsibilities include, but are not limited to, the following:

•	To adopt rules for administration of the Plan.

•	To interpret and implement the provisions of the Plan.

•	To resolve all questions regarding the administration, interpretation and application of the Plan.

•	To have all other powers as may be necessary to discharge responsibilities under the Plan.

The Plan Administrator’s determinations shall be conclusive and binding on all persons claiming any benefit or right under the Plan.

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IX.	TERM

The Plan is effective as of the date of its approval by the Company’s stockholders. The Plan will continue indefinitely, as it may be amended or modified from time to time, until terminated. No options or Formula Stock Awards may be granted under the Plan after the tenth anniversary of its effective date. Unless earlier terminated in accordance with Article X, the Plan will terminate when there are no longer options outstanding hereunder.

X.	AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION

The Plan may be amended, modified, suspended or terminated at any time by action of the Board of Directors or the Committee. No termination, suspension or modification of the Plan will (i) adversely affect any right in any option outstanding hereunder to the extent the same has not been exercised unless otherwise agreed to by the optionee or (ii) adversely affect any benefits to which a Deferral Participant would have been entitled under Article VI if termination of the Deferral Participant’s service as a Non-Employee Director had occurred on the day prior to the date such action was taken, unless agreed to by the Deferral Participant. It will be conclusively presumed that any adjustment for changes in capitalization provided for in Article VII does not adversely affect any such right. Notwithstanding the above, upon termination of the Plan, the Board or the Committee may mandate the immediate distribution of all amounts held in Deferred Accounts.

XI.	MISCELLANEOUS

A.	No Guaranty of Service.

Neither participation in this Plan nor the grant of any award hereunder constitutes a guarantee or contract of service as a Non-Employee Director.

B.	Governing Law.

The Plan and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the law of the State of Delaware.

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